Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-571-8548

FOR IMMEDIATE RELEASE

Jack Lascar/Sheila Stuewe DRG&L / 713-529-6600

BASIC ENERGY SERVICES REPORTS FIRST QUARTER 2012 RESULTS

MIDLAND, Texas – April 18, 2012 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the first quarter ended March 31, 2012.

First quarter 2012 net income was $19.6 million, or $0.47 per diluted share, compared to net income of $22.5 million in the fourth quarter of 2011 and a net loss of $18.5 million in the first quarter of 2011.

The 2011 fourth quarter’s results included a tax adjustment of $1.3 million related to the 2011 first quarter’s early extinguishment of $225 million 11.625% Senior Secured Notes due 2014 (“2014 Notes”). Excluding the impact related to that adjustment, fourth quarter net income was $23.8 million, or $0.58 per diluted share. The 2011 first quarter’s results included the impact of a $28.3 million, or $0.70 per diluted share, after-tax ($49.4 million pre-tax) charge related to the early extinguishment of its $225 million 11.625% Senior Secured Notes due 2014 and the termination of its prior $30 million revolving credit facility, and an after-tax gain of $1.5 million, or $0.04 per diluted share, related to the sale of an office complex. Excluding that charge, net income was $8.2 million, or $0.20 per diluted share.

First quarter 2012 revenue rose 5% to $370.9 million from $354.4 million in the fourth quarter of 2011, and increased 51% from the $246.1 million reported in the first quarter of 2011.

Adjusted EBITDA for the first quarter of 2012 declined by $7.9 million to $92.4 million, or 25% of revenue, from $100.3 million, or 28% of revenue, in the fourth quarter of 2011. In the comparable quarter of 2011, Basic generated Adjusted EBITDA of $58.8 million, or 24% of revenue. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on early extinguishment of debt, and the net gain or loss from the disposal of assets. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.

Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Activity levels in our oil and liquids-rich operating areas combined with equipment additions drove our revenue to a new quarterly record during the first quarter of 2012. Despite sequential revenue increases achieved in each of our segments, first quarter profit margins declined due to deteriorating conditions in our gas markets, rising labor costs and several non-recurring expenses. While those non-recurring items in the aggregate reduced sequential operating margins by 150 basis points and will not impact future quarters, we believe that additional equipment that has moved into more active markets will result in higher labor costs and more price competition, inhibiting the margin improvement that we had previously projected for the remainder of this year.

“In our pumping services in particular, competition began to pressure margins as the quarter ended. While we have commitments for an adequate supply of sand, guar and acid to support our frac calendar, we may not be able to offset unit price and transportation cost increases with higher revenues until dislocated pumping equipment gets absorbed in the market. Margins in our Completion and Remedial segment, therefore, are expected to deteriorate another 200 to 400 basis points over the next several quarters.

“Capital spending thus far in 2012 has been substantially below the full year budgeted amount of $250 million. Expansion capital has been directed to our Fluid Services segment with 25 trucks and 107 frac tanks added during the first quarter. Some residual capital spending supported the activation of the two 1,200 horsepower diesel electric rigs we purchased in late 2011. Those rigs started on two-year term contracts in mid-January. The remaining expansion capital spent in the first quarter covered the two coil spreads being readied for deployment in May; the only significant expansion capital now planned for this segment in 2012.

“On the acquisition front, we closed on two acquisitions in the first quarter that substantially expanded our P&A capabilities in the Permian Basin and South Texas.

“Due to our current moderated outlook for the remainder of this year, we expect that our previously announced $250 million capital spending program will more likely be in the $175 to $200 million range with expansion capital limited to the fluid services segment. We’ll continue to monitor market conditions and redeploy under-performing assets within our footprint and devote capital to those operations in areas with strong demand. A portion of the capital budget may be directed to acquisitions which, as indicated by current deal flow, should provide attractive opportunities to purchase assets in some of the stressed markets.

“Although the current operating environment is evolving quickly and has its challenges, we believe we are well-positioned in the strongest markets, with good equipment, a talented workforce and an experienced management team to take advantage of opportunities which can be found in any market.”

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue increased 2% to $164.4 million in the first quarter of 2012 from $160.7 million in the prior quarter. The slight sequential uptick in revenue was due to seasonal factors as well as solid demand for our pumping, coil tubing and rental services. In the first quarter of 2011, this segment generated $97.5 million in revenue. The year-over-year increase in revenue mainly resulted from the contribution of the assets acquired through the acquisition of the Maverick Companies in the third quarter of 2011 and the additional capacity added through the capital expenditure program since the first quarter of 2011.

Segment profit in the first quarter of 2012 declined to $67.4 million compared to $71.7 million in the prior quarter. Segment margin was 41% in the 2012 first quarter, down from 45% in the previous quarter. During the first quarter of 2011, segment profit was $42.6 million, or 44% of revenue. The sequential decline in operating profit and margins is due to increased discounting for frac pumping services as more equipment has been moved into our oil and liquids-rich operating areas, and reduced snubbing activity in our Marcellus and Fayetteville markets. We also incurred higher sand transportation and acid costs in the quarter, which more than offset good cost control in labor and other inputs in the pumping segment.

As of March 31, 2012, Basic had approximately 276,000 hydraulic horsepower (hhp), up from 271,000 hhp and 174,000 hhp at December 31, 2011 and March 31, 2011, respectively.

Fluid Services

Fluid services revenue in the first quarter of 2012 increased by 5% to $95.3 million compared to $90.8 million in the prior quarter. During the first quarter of 2011, this segment generated $72.3 million in revenue. The weighted average number of fluid services trucks rose 3% to 900 during the first quarter of 2012, increasing by 25 trucks from the weighted average truck count of 875 during the fourth quarter of 2011. The weighted average number of fluid services trucks was 820 during the first quarter of 2011. The average revenue per fluid service truck was $106,000 in the first quarter of 2012, up 2% from $104,000 in the prior quarter and rising 20% compared to $88,000 in the same period in 2011. The sequential increase in revenue per truck was primarily due to the growth in our tank fleet and from associated disposal services.

Segment profit in the first quarter of 2012 was $32.5 million, or 34% of revenue, compared to $33.5 million, or 37% of revenue, in the prior quarter and $24.1 million, or 33% of revenue, in the same period in 2011. The sequential decline in segment profit resulted from increased unemployment taxes that occur in the first quarter of each year and slightly higher maintenance costs.

Well Servicing

Well servicing revenue rose 6% to $95.9 million during the first quarter of 2012 compared to $90.3 million in the prior quarter. In the first quarter of 2011, revenues were $69.1 million. Revenue from the Taylor Rig manufacturing operations was $4.9 million, up from $4.0 million in the fourth quarter of 2011. At March 31, 2012, the well servicing rig count was 431, up from 417 from prior quarter end as the result of the acquisition of 14 P&A workover rig packages in the first quarter of 2012. The weighted average number of well servicing rigs was 423 during the first quarter of 2012, up from 417 during the prior quarter and 412 during the first quarter of 2011.

Well servicing rig utilization increased to 76% in the first quarter of 2012, from 73% in the prior quarter. Last year in the comparable quarter, the rig utilization rate was 63%. Excluding revenues associated with the Taylor Rig manufacturing operations, revenue per well servicing rig hour declined 1% sequentially to $393 in the first quarter of 2012 from $398 in the previous quarter, and was up 10% compared to the $356 reported in the first quarter of 2011. While the overall revenue per well servicing rig hour declined from the fourth quarter, the majority of the increase in rig hours from the fourth quarter came from the Permian Basin and Mid-Continent operations, which have a lower revenue rate per rig hour than the rest of the company. Rates in each of those more active regions increased by approximately $4 per rig hour sequentially.

Well servicing segment profit in the first quarter of 2012 declined slightly to $28.7 million from $29.6 million in the prior quarter and increased from $20.7 million in the same period in 2011. Segment profit margins declined to 30% in the first quarter of 2012, from 33% in the previous quarter. In the comparable quarter last year, segment margins were 30%. In the first quarter of 2012, segment profit margins declined compared to the previous quarter due to several non-recurring expenses during the quarter which, in roughly equal parts, included the increased unemployment taxes mentioned above, a significant mechanical failure on one of our 24-hour rigs and a credit granted to a customer for damage caused last year by one of our crews which we determined could not be repaired.

Contract Drilling

Contract drilling revenue increased 22% sequentially to $15.2 million during the first quarter of 2012 compared to $12.5 million in the fourth quarter of 2011. During the first quarter of 2011, this segment produced $7.1 million in revenue. Basic operated twelve drilling rigs during the first quarter of 2012, up from ten drilling rigs in the previous quarter and six rigs in the same period in 2011. Revenue per drilling day in the first quarter of 2012 was $15,800, up from $14,700 in the previous quarter and $13,500 in the first quarter of 2011.

Rig operating days during the first quarter of 2012 rose 14% to 967 compared to 851 in the prior quarter. The sequential increase in drilling days reflects the addition of our two 1,200 horsepower drilling rigs, which were fully deployed in mid-January in the Permian Basin, where all of our drilling rigs are located. Rig operating days were 522 in the comparable period in 2011.

Segment profit in the first quarter of 2012 was $5.0 million, up from $4.2 million in the prior quarter and up from $2.6 million in the first quarter of 2011. Segment margin of 33% dipped slightly sequentially from 34% in the fourth quarter of 2011 due mainly to costs of deploying the two new rigs.

G&A Expense

G&A expense in the first quarter of 2012 was $41.4 million, or 11% of total revenue, compared to $38.7 million, also 11% of total revenue, in the fourth quarter of 2011. The sequential increase in G&A expense was primarily due to an increase in payroll taxes that occurs in the first quarter of every year and $500,000 of transaction costs associated with an unsuccessful acquisition in the quarter. During the first quarter of 2011, G&A expense was $31.3 million, or 13% of total revenue.

Depreciation and Amortization Expense

Depreciation and amortization expense in the first quarter of 2012 was $44.0 million compared to $45.2 million in the fourth quarter of 2011. The sequential decrease was mainly due to final adjustments for purchase price adjustments made in the fourth quarter for the four acquisitions made in 2011.

Cash and Total Liquidity

Basic had a cash balance of $67.2 million at March 31, 2012, down from $78.5 million at December 31, 2011 and up from $13.8 million at March 31, 2011. At the end of the 2012 first quarter, total liquidity was $273.4 million, which included $206.2 million in availability under Basic’s $225 million credit facility. On April 5, 2012, the $225 million credit facility was increased to $250 million, which would make pro forma liquidity $298 million at March 31, 2012.

Capital Expenditures

During the first quarter of 2012, total capital expenditures, including capital leases of $8 million, were approximately $55 million, comprised of $32 million for expansion projects, $20 million for sustaining and replacement projects and $3 million for other projects. Expansion capital spending included $16 million for the Completion and Remedial Services segment, $10 million for the Fluid Services segment, $4 million for the Contract Drilling segment, and $2 million for the Well Servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.

Conference Call

Basic will host a conference call to discuss its first quarter 2012 results on Thursday, April 19, 2012, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9692 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http://www.basicenergyservices.com.

A telephonic replay of the conference call will be available until May 3, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4527051#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 5,800 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.

Additional information on Basic Energy Services is available on the Company’s website at http://basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2011 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.

Consolidated Statements of Operations, Comprehensive Income and Other Financial Data

(in thousands, except per share amounts)

	Three months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$164,420	$97,507
Fluid services	95,325	72,345
Well servicing	95,902	69,147
Contract drilling	15,250	7,055

Total revenues	370,897	246,054

Expenses:

Completion and remedial services	97,025	54,933
Fluid services	62,847	48,228
Well servicing	67,250	48,440
Contract drilling	10,206	4,485
General and administrative (1)	41,358	31,341
Depreciation and amortization	43,984	32,980
Loss on disposal of assets	1,719	(1,705)

Total expenses	324,389	218,702

Operating income (loss)	46,508	27,352

Other income (expense):
Interest expense	(15,223)	(11,342)
Interest income	12	5
Loss on early extinguishment of debt	—	(49,366)
Other income	149	157

Income (loss) from continuing operations before income taxes	31,446	(33,194)
Income tax benefit (expense)	(11,815)	14,701

Net Income (loss)	$19,631	$(18,493)

Earnings (loss) per share of common stock:
Basic	$0.48	$(0.46)

Diluted	$0.47	$(0.46)

Other Financial Data:
EBITDA (2)	$90,641	$11,123
Adjusted EBITDA (2)	92,360	58,784
Capital expenditures:
Acquisitions, net of cash acquired	18,584	10
Property and equipment	46,823	72,442

	As of
	March 31, 2012	March 31, 2011
	(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$67,230	$13,765
Net property and equipment	881,327	675,707
Total assets	1,457,697	1,070,588
Total long-term debt	747,760	536,104
Total stockholders’ equity	378,294	286,301

	Three months Ended March 31,		Three months Ended December 31,
	2012	2011	2011
Segment Data:

Completion and Remedial Services
Segment profits as a percent of revenue	41.0%	43.7%	44.6%

Fluid Services
Weighted average number of fluid services trucks	900	820	875
Truck hours (000’s)	580.7	494.7	570.8
Revenue per fluid services truck (000’s)	$106	$88	$104
Segment profits per fluid services truck (000’s)	$36	$29	$38
Segment profits as a percent of revenue	34.1%	33.3%	36.9%

Well Servicing
Weighted average number of rigs	423	412	417
Rig hours (000’s)	231.3	184.7	217.1
Rig utilization rate	76.5%	62.7%	72.8%
Revenue per rig hour, excluding manufacturing	$393	$356	$398
Well servicing rig profit per rig hour	$117	$105	$132
Segment profits as a percent of revenue	29.9%	29.9%	32.8%

Contract Drilling
Weighted average number of rigs	12	6	10
Rig operating days	967	522	851
Revenue per day	$15,800	$13,500	$14,700
Drilling rig profit per day	$5,200	$4,900	$5,000
Segment profits as a percent of revenue	33.1%	36.4%	33.8%

(1)	Includes approximately $2,173,000 and $1,680,000 of non-cash compensation expense for the three months ended March 31, 2012 and 2011, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on early extinguishment of debt, and the gain or loss on disposal of assets, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect our gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect our loss on early extinguishment of debt; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months Ended December 31,
	2012	2011
	(Unaudited)
Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$19,631	$(18,493)
Income taxes	11,815	(14,701)
Net interest expense	15,211	11,337
Depreciation and amortization	43,984	32,980

EBITDA	$90,641	$11,123

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on early extinguishment of debt, and gain or loss on disposal of assets:

	Three months Ended March 31,
	2012	2011
	(Unaudited)
Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$19,631	$(18,493)
Loss on early extinguishment of debt	—	49,366
Income taxes	11,815	(14,701)
Net interest expense	15,211	11,337
Loss on disposal of assets	1,719	(1,705)
Depreciation and amortization	43,984	32,980

Adjusted EBITDA	$92,360	$58,784

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